Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Class A Common Stock

Par Value $0.33 Per Share
of

Cox Radio, Inc.

at an

Increased Price of
$4.80 Net Per Share

by

Cox Media Group, Inc.,

a Wholly-Owned Subsidiary of

Cox Enterprises, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 13, 2009, UNLESS EXTENDED.

April 29, 2009

To Our Clients:

Enclosed for your consideration are the Amended and Restated Offer to Purchase dated April 29, 2009 (the “Amended and Restated Offer to Purchase”) and the related Amended and Restated Letter of Transmittal distributed in connection with an offer by Cox Media Group, Inc., a Delaware corporation (“Media”) and an indirect, wholly-owned subsidiary of Cox Enterprises, Inc., a Delaware corporation (“Enterprises”), to purchase all of the issued and outstanding shares of Class A common stock, par value $0.33 per share, of Cox Radio, Inc., a Delaware corporation (“Radio”), not owned by Media (the “Shares”), at a purchase price of $4.80 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and in the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Amended and Restated Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is $4.80 per Share, net to you in cash without interest, upon the terms and conditions set forth in the Amended and Restated Offer to Purchase.

2. The Offer is being made for all issued and outstanding Shares not owned by Media.

3. The Offer is conditioned upon, among other things: there being validly tendered and not withdrawn the number of Shares which constitutes at least a majority of the outstanding Shares not owned by Enterprises or Media or their respective affiliates or the directors and executive officers of Enterprises, Media or Radio (other than directors of Radio that may constitute any special committee of independent directors formed to consider the Offer) immediately prior to the expiration of the Offer. This condition is not waivable. The Offer is also subject to the other conditions set forth in the Amended and Restated Offer to Purchase. See “The Tender Offer — Section 12 — Conditions To The Offer” of the Amended and Restated Offer to Purchase.

4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on May 13, 2009, unless the Offer is extended.

5. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Amended and Restated Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Media pursuant to the Offer.

The Offer is made solely by the Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares other than Media. Media is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Media becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Media will make a good faith effort to comply with such state statute. If, after such good faith effort, Media cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Media by Citigroup Global Markets Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have already tendered Shares pursuant to the Offer and who have not withdrawn such Shares need not take any further action in order to receive the increased Offer price of $4.80 per Share, if Shares are accepted and paid for pursuant to the Offer.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on May 13, 2009, unless extended.

INSTRUCTIONS WITH RESPECT TO THE
AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
OF
COX RADIO, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase, dated April 29, 2009 (the “Amended and Restated Offer to Purchase”), and the related Amended and Restated Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the Offer by Cox Media Group, Inc., a Delaware corporation (“Media”) and an indirect, wholly-owned subsidiary of Cox Enterprises, Inc., a Delaware corporation (“Enterprises”), to purchase all of the outstanding shares of Class A common stock, par value $0.33 per share, of Cox Radio, Inc., a Delaware corporation (“Radio”), not owned by Media (the “Shares”) at a purchase price of $4.80 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase and in the related Amended and Restated Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:  *

Account Number:

Dated:

* Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature (s):

Name (s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: